Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@amerantbank.com
(305) 460-8728

Media
media@amerantbank.com (305) 441-8414

For Release:

5:30 P.M.

February 28, 2019

AMERANT CLOSES

PRIVATE PLACEMENT OF CLASS A SHARES

CORAL GABLES, FL (February 28, 2019) Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) announced today the closing of a private placement of 1,750,000 shares of its Class A common stock (“Class A shares”) for a total of $24,662,500.

The Company’s Class A Shares and its Class B common stock (“Class B Shares”) are listed on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively.

The Company will use $28,422,528 of proceeds from this placement and earlier sales of Class A Shares to repurchase all 2,112,321 nonvoting Class B Shares held by Mercantil Servicios Financieros, C.A. (“MSF”), the Company’s former parent. After this repurchase, MSF will own no Company capital stock.

MSF will pay the placement agent’s fees with respect to Class A Shares sold to repurchase Class B Shares and certain of the Company’s other transaction expenses. After the Class B Share repurchase, the Company will use the remaining $1 million of private placement proceeds for general corporate purposes.

Raymond James & Associates, Inc. acted as the Company’s placement agent.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 23 banking centers – 15 in South Florida, 8 in the Houston, Texas area, and loan production offices in Dallas, Texas and New York City.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes “forward looking information,” including with respect to the use of proceeds from the private placement. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “project,” “seek,” “estimate,” “intend,” “indicate,” “designed,” “contemplate,” “plan,” “future,” “would,” and “should,” “could,” “continue,” “predict,” “target,” “strategies” and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks outlined under “Risk Factors” in the prospectus and elsewhere in the Company’s filings with the Securities and Exchange Commission, which may cause actual results, events, levels of activity, financial condition, performance or achievements to differ materially from any actual results, events, levels of activity, financial condition, performance or achievements expressed or implied by any forward-looking statement. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results, events, levels of activity, financial condition, performance or achievements. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release.